Exhibit 99.3
Perot Systems
APAC All Hands Meetings — Talking Points
September 24, 25 and 28
Perot Associates (from Anurag):
Welcome and Announcement Overview (tone setting)
1.	Perot Systems Corporation and Dell have entered into an agreement for Dell to acquire Perot Systems

2.	This is the right transaction for our companies for multiple reasons which include our customers, our people and our shareholders

3.	As a combined organization we are a significantly more effective and stronger global provider of services across a broad range of industries, offering a full range of advanced solutions and expanded service and consulting capabilities

4.	Anticipate the transaction to be final near year end

5.	Perot Systems will become the services business unit within Dell with Peter Altabef as the President of the business unit and the existing Perot leadership and management teams; it is also expected that Ross Perot Jr will become a Director on the Dell Board
Why This Makes Sense — Synergies
1.	Perot Systems and Dell are both world class IT organizations both with 1) entrepreneurial roots 2) strong and similar people cultures 3) commitment to unparalleled client service, and 4) industry leaders in innovation

2.	Complimentary and additive capabilities

3.	For example are India based IT services associate numbers are very similar; Dell brings supply chain (SCM) and e-Commerce domain expertise, Perot System brings vertical and horizontal technical domain expertise

4.	Together we’ll be able to pursue more markets and deeper, richer relationships with our customers

5.	Increase our combined growth trajectory and accelerate our “break through” results
What This Means to All Associates — Benefits
1.	This translates to new career streams and opportunities to both Perot System and Dell associates

2.	Broader global reach and growth opportunities to our associates

Perot Systems
APAC All Hands Meetings — Talking Points
September 24, 25 and 28
3.	Better and faster solutions to our clients which translates to richer client relationships
Next Steps
1.	We need to continue to focus on our customers and continue to deliver superior results

2.	Execute a smooth and flawless integration of our two organization

3.	Accelerate our next level of “break through” services and innovation which includes 1) next generation computing solutions 2) unprecedented client delivery and operations model, and 3) unique and standard setting customer experience

Perot Systems
APAC All Hands Meetings — Talking Points
September 24, 25 and 28
Dell Associates (additive comments by Anurag):
1.	Glad to be Here
a.	Delighted to be a part of this merger of two exceptional companies, both organizations with strong and differentiating cultures and entrepreneurial roots and spirit

b.	Tell a personal or light story ... (could reference to Ross Perot Sr’s recognition of both organizations’ humble beginnings of Michael/Dell beginning operations in his dorm room and Ross/Perot Systems and his leadership team at his kitchen table ... if all this can begin in a dorm room and a kitchen table, imagine what we can accomplish with $8 billion dollars of run rate, 100,000 associates in 180 countries with a recognized and respected brand!)
2.	A Little Bit About Who We Are
a.	Perot Systems Corporation brings a full scope of service offerings including applications development and management services, business process outsourcing and infrastructure services — $2.6 billion

b.	Domain excellence in the healthcare, government and financial services industries

c.	Strong and operationalized “culture of excellence” which translates to how we work together as a team, how we hold ourselves accountable to all of our stakeholders, and how integrity is embedded in every one of our relationships — customers, people, vendors, partners and communities in which we live and work
3.	Why We are Excited
a.	First we’re excited about combining our cultures of entrepreneurs, innovators and excellence

b.	Together both organizations bring complimentary and additive capabilities which will enable us to expand our service offering, extend into new and emerging markets, create deeper and richer relationships with our clients and accelerate “breakthrough” success

c.	Together we will define, deliver and unlock the true value of next gen computing delivered through new service models and pricing paradigms

Perot Systems
APAC All Hands Meetings — Talking Points
September 24, 25 and 28
4.	Next Steps
a.	Continue business as usual with a keen focus on delivery excellence which will ensure customer confidence and excitement in the transaction
The planned tender offer described in these materials has not yet commenced. The description contained in these materials is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, Dell will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Perot Systems will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Perot System’s stockholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.